EXHIBIT 10.21

BRADY CORPORATION RESTORATION PLAN

Restated Effective as of July 17, 2018

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4.3	Matching Contribution	10
4.4	Employer Contribution	10
4.5	Additional Matching Contribution	10
4.6	Additional Employer Contribution	11

ARTICLE V	ACCOUNTS AND CREDITS	12

5.1	Credits to Accounts	12
5.2	No Funding	12
5.3	Deemed Investment of Accounts	12
5.4	Reports to Participants	13

ARTICLE VI	VESTING	14

ARTICLE VII	MANNER AND TIMING OF DISTRIBUTION	15

7.1	Payment of Benefits	15
7.2	Payment Election	16
7.3	Financial Hardship	17
7.4	Delayed Distribution	18
7.5	Inclusion in Income Under Section 409A	19
7.6	Domestic Relations Order	19
7.7	De Minimis Amounts	19
7.8	Overpayments	19

ARTICLE VIII	PLAN OPERATION AND ADMINISTRATION	20

8.1	Administrator	20
8.2	Committee	20
8.3	Authority to Act	20
8.4	Information from Participants	20
8.5	Committee Discretion	20
8.6	Committee Members’ Conflict of Interest	21
8.7	Governing Law	21
8.8	Expenses	21
8.9	Minor or Incompetent Payees	21
8.10	Withholding	21
8.11	Indemnification	21

ARTICLE IX	CLAIMS PROCEDURE	22

9.1	Claims	22
9.2	Review	22
9.3	Additional claims requirements	23

ARTICLE X	AMENDMENT AND TERMINATION	24

ARTICLE XI	MISCELLANEOUS PROVISIONS	25

11.1	Headings	25
11.2	No Contract of Employment	25

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11.3	Rights of Participants and Beneficiaries	25
11.4	Nonalienation of Benefits	25
11.5	Tax Treatment	25
11.6	Other Plans and Agreements	25
11.7	Number and Gender	26
11.8	Plan Provisions Controlling	26
11.9	Severability	26
11.10	Evidence Conclusive	26
11.11	Status of Plan Under ERISA	26
11.12	Name and Address Changes	27
11.13	Assignability by Corporation	27
11.14	Special Rule for 2005-2007	27

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ARTICLE I
INTRODUCTION

1.1	Establishment and Effective Date
Brady Corporation established the Brady Corporation Restoration Plan effective as of January 1, 2000, and it is hereby restated effective as of July 17, 2018. This document describes how this Plan has been administered for periods after 2004 and prior to July 17, 2018 and how it shall be administered for periods after such date.

1.2	Purpose
The Plan is intended to restore to key management employees of Brady and its affiliates income deferral opportunities and employer contributions they would have had under the Company’s tax qualified Brady Matched 401(k) Plan and Brady Funded Retirement Plan but for the limitations of the Internal Revenue Code of 1986, as amended and to provide certain additional benefits.

1.3	Section 409A
This document is intended to comply with the provisions of Section 409A of the Internal Revenue Code and shall be interpreted accordingly. If any provision or term of this document would be prohibited by or inconsistent with the requirements of Section 409A of the Code, then such provision or term shall be deemed to be reformed to comply with Section 409A of the Code.

ARTICLE II
DEFINITIONS
The following terms, when used in the Plan with initial capital letters, shall have the meaning given to them in this Article.

2.1
Account shall mean the account maintained to record a Participant’s interest in the Plan and shall be composed of the following subaccounts: Elective Deferral Account, Matching Contribution Account and Employer Contribution Account.

2.2	Additional Employer Contribution shall mean the amount credited to a Participant pursuant to Section 4.6.

2.3	Additional Matching Contribution shall mean the amount credited to a Participant pursuant to Section 4.5.

2.4
Affiliate shall mean each incorporated or unincorporated trade or business in which Brady Corporation directly or indirectly owns, as applicable, eighty percent (80%) of the voting stock or eighty percent (80%) of the capital or profits interest.

2.5
Beneficiary means the person, persons, or entity designated by the Participant to receive any benefits payable under the Plan on or after the Participant’s death. Each Participant shall be permitted to name, change or revoke the Participant’s designation of a Beneficiary in writing on a form and in the manner prescribed by the Employer; provided, however, that the designation on file with the Employer at the time of the Participant’s death shall be controlling. Should a Participant fail to make a valid Beneficiary designation or leave no named Beneficiary surviving, any benefits due shall be paid to such Participant’s spouse, if living; or if not living, then any benefits due shall be paid to such Participant’s estate. A Participant may designate a primary beneficiary and a contingent beneficiary; provided, however, that the Employer may reject any such instrument tendered for filing if it contains successive beneficiaries or contingencies unacceptable to it. If all Beneficiaries who survive the Participant shall die before receiving the full amounts payable hereunder, then the payments shall be paid to the estate of the Beneficiary last to die.

2.6	Board shall mean the Board of Directors of Brady Corporation.

2.7	Code shall mean the Internal Revenue Code of 1986, as amended, and any regulations issued thereunder.

2.8	Committee shall mean the Compensation Committee of the Board.

2.9
Compensation shall mean the total compensation payable to a Participant by the Employer for any period (prior to elective deferrals under this Plan or any other plan or deferral agreement) required to be reported as wages on the Employee’s Form W-2 for income tax purposes, but reduced by all of the following items (even if includable in gross income):

reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses and welfare benefits.

2.10	Elective Deferral shall mean the portion of a Participant’s Compensation that is reduced and credited to their Elective Deferral Account pursuant to their election under Section 4.1.

2.11	Elective Deferral Account shall mean the account maintained to record a Participant’s interest in the Plan attributable to their Elective Deferrals.

2.12	Eligible Employee shall mean an Employee eligible under Section 3.1 and 3.2(a).

2.13	Employee shall mean an employee of the Employer.

2.14	Employer shall mean Brady Corporation and any Affiliate that adopts the Plan with the approval of the Board.

2.15	Employer Contribution shall mean the amount credited to a Participant pursuant to Section 4.4.

2.16
Employer Contribution Account shall mean the account maintained to record a Participant’s interest in the Plan attributable to Employer Contributions and Additional Employer Contributions on their behalf.

2.17
Excess Compensation shall mean the portion of Compensation earned by a Participant during a Plan Year after the date the Compensation they have earned during the Plan Year equals the limit in Code Section 401(a)(17) for such Plan Year.

2.18	Matching Contribution shall mean the amount credited to a Participant pursuant to Section 4.3.

2.19
Matching Contribution Account shall mean the account maintained to record a Participant’s interest in the Plan attributable to Matching Contributions and Additional Matching Contributions on their behalf.

2.20	Participant shall mean (i) an Eligible Employee under Section 3.1 and 3.2(a) or (ii) a former Eligible Employee who has an Account under the Plan.

2.21	Plan shall mean the Brady Corporation Restoration Plan, as set forth in this document, as the same may be amended or restated from time to time.

2.22	Plan Year shall mean the calendar year.

2.23	Qualified 401(k) Plan shall mean the Brady Matched 401(k) Plan (or any successor plan thereto qualified under Code §§ 401(a) and 401(k)).

2.24	Separation from Service shall have the meaning set forth in IRS Regulation Section 1.409A-1 the requirements of which are summarized in part as follows:

(a)
In General. The Participant shall have a Separation from Service with the Employer if the Participant dies, retires, or otherwise has a termination of employment with the Employer. However, for purposes of this Section 2.24, the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Employer under an applicable statute or by contract. For purposes of this paragraph (a) of this Section 2.24, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of their position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.

(b)
Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employer and Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or, the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. The Participant is presumed to have Separated from Service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the employee during the immediately preceding 36-month period. The Participant will be presumed not to have Separated from Service where the level of bona fide services performed continues at a level that is 50 percent or more of the average level of service performed by the Participant during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period. The presumption is rebuttable by demonstrating that the Employer and the Participant reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months (or that the level of bona fide services would not be so reduced). For example, the Participant may demonstrate that the Employer and the Participant reasonably anticipated that the Participant would cease providing services, but that, after the original cessation of services, business circumstances such as termination of the Participant's replacement caused the Participant to return to employment. Although the Participant's return to employment may cause the Participant to be presumed to have continued in employment because the Participant is providing services at a rate equal to the rate at which the Participant was providing services before the termination of employment, the facts and circumstances in this case would demonstrate that at the time the Participant originally ceased to provide services, the Employer reasonably anticipated that the Participant would not provide services in the future. For purposes of this paragraph (b), for periods during which the Participant is on a paid bona fide leave of absence (as defined in paragraph (a) of this Section 2.24) and has not otherwise terminated employment pursuant to paragraph (a) of this Section 2.24, the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which the Participant is on an unpaid bona fide leave of absence (as defined in paragraph (a) of this Section 2.24) and has not otherwise terminated employment pursuant to paragraph (a) of this Section 2.24, are disregarded for purposes of this paragraph (b) of this Section 2.24 (including for purposes of determining the applicable 36-month (or shorter) period).

(c)
Asset Purchase Transactions. Where as part of a sale or other disposition of assets by the Employer as seller to an unrelated service recipient (buyer), a Participant of the Employer would otherwise experience a Separation from Service with the Employer, the Employer and the buyer may retain the discretion to specify, and may specify, whether a Participant providing services to the Employer immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction has experienced a Separation from Service, provided that the asset purchase transaction results from bona fide, arm’s length negotiations, all service providers providing services to the Employer immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction are treated consistently

(regardless of position at the Employer) for purposes of applying the provisions of any nonqualified deferred compensation plan, and such treatment is specified in writing no later than the closing date of the asset purchase transaction. For purposes of this paragraph (c), references to a sale or other disposition of assets, or an asset purchase transaction, refer only to a transfer of substantial assets, such as a plant or division or substantially all the assets of a trade or business.

(d)
Dual Status. If a Participant provides services both as an employee of the Employer and as an independent contractor of the Employer, the Participant must separate from service both as an employee and as an independent contractor to be treated as having Separated from Service. If a Participant ceases providing services as an independent contractor and begins providing services as an employee, or ceases providing services as an employee and begins providing services as an independent contractor, the Participant will not be considered to have a Separation from Service until the Participant has ceased providing services in both capacities. Notwithstanding the foregoing, if a Participant provides services both as an employee of the Employer and a member of the board of directors of the Employer, the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of this Plan unless this Plan is aggregated with any plan in which the Participant participates as a director under IRS Regulation Section 1.409A-1(c)(2)(ii).

2.25	Specified Employee shall have the meaning set forth in IRS Regulation Section 1.409A‑1 the requirements of which are summarized in part as follows:

(a)
In General. “Specified Employee” means a Participant who as of the date of their separation from service is a “key employee” as defined in Code Section 416(i) (disregarding Section 416(i)(5)), i.e., an employee who at any time during the 12 month period ending on an identification date is an officer of the Employer or one of its affiliates having an annual compensation as defined in IRS Regulation Section 1.409A-1(i)(2) greater than $130,000, a 5% owner of the Employer or one of its affiliates or a 1% owner of the Employer or one of its affiliates having compensation of more than $150,000. The $130,000 amount described in the preceding sentence shall be adjusted for cost of living increases in such amounts and at such times as specified by the Internal Revenue Service. Further, no more than 50 employees (or, if lesser, the greater of 3 or 10% of the employees) shall be treated as officers. The foregoing definition shall be interpreted at all times in a manner consistent with such regulations as may be adopted from time to time by the Internal Revenue Service for purposes of applying the key employee definition of Section 416(i) to the requirements of Code Section 409A. If a person is a key employee as of an identification date, the person is treated as a Specified Employee for the 12-month period beginning on the first day of the fourth month following the identification date. The “identification date” is December 31.

(b)
In the event of a public offering, merger, acquisition, spin-off, reorganization or other corporate transaction, "Specified Employees" shall be determined as provided in IRS Reg. Section 1.409A-(1)(i)(6).

2.26
Unforeseeable Emergency means a severe financial hardship to a Participant resulting from an illness or accident of the Participant or the Participant’s spouse or dependent (as defined in Section 152(a) of the Code), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, the imminent foreclosure of or eviction from the Participant’s primary residence may constitute an Unforeseeable Emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Emergency. Finally, the need to pay for funeral expenses of a spouse or a dependent (as defined in Code section 152(a)) may also constitute an Unforeseeable Emergency. Except as otherwise provided above, the purchase of a home and the payment of college tuition are not Unforeseeable Emergencies. Whether a Participant is faced with an Unforeseeable Emergency is to be determined based on the relevant facts and circumstances of each case.

ARTICLE III
PARTICIPATION

3.1	Eligibility to Participate
An Employee shall be eligible to elect deferrals and receive Employer contributions in accordance with the provisions of Article IV beginning on the date the Committee advises the Employee they are eligible because the Committee in its discretion has determined that the Employee may reasonably be anticipated to earn Compensation from the Employer in excess of the limit described in Code Section 401(a)(17).

3.2	Continuation of Eligibility

(a)
An Employee shall continue to be eligible to elect deferrals and receive Employer contributions in accordance with the provisions of Article IV only for so long as they continue in employment with the Employer.

(b)
An individual who has a Separation from Service shall cease to be eligible and shall again be eligible to elect deferrals and receive Employer contributions in accordance with the provisions of Article IV only in accordance with Section 3.1.

ARTICLE IV
DEFERRALS

4.1	Elective Deferrals

(a)
An Eligible Employee may elect an Elective Deferral of up to fifty percent (50%) of their Excess Compensation for services performed during a Plan Year by completing and filing such forms as may be required by the Employer.

(b)
An Eligible Employee’s Elective Deferral election under paragraph (a) of this Section shall apply to and reduce their Excess Compensation, i.e., the portion of their Compensation earned during a Plan Year after the date the Compensation they have earned during the Plan Year equals the limit in Code Section 401(a)(17) for such Plan Year.

4.2	Additional Rules Governing Deferral Elections

(a)
An Eligible Employee’s election under Section 4.1 shall (i) if made within the thirty (30) day period following the date they are first eligible to participate in any account balance-type deferred compensation plan of the Employer, be effective for that portion of their Excess Compensation to be paid for services performed subsequent to the election, and (ii) if not made within said thirty (30) day period, be effective for Excess Compensation paid for services performed during the Plan Year following the date the election is received by the Employer, or its designee.

(b)
An Eligible Employee’s election for a Plan Year under this Article IV shall be irrevocable after the last day upon which such election is permitted to be made for such Plan Year and shall continue in effect for subsequent Plan Years until changed or revoked pursuant to paragraph (c) below.

(c)
An Eligible Employee may change or revoke their election which would otherwise be effective for a Plan Year by completing and filing such forms as may be required by the Employer by the last day of the preceding Plan Year.

(d)
In the event that during enrollment in the Plan a Participant does not make a payment election, a lump sum payment election will be automatically applied for the Plan Year in which the contributions are made.

(e)
Notwithstanding paragraphs (a), (b) (c) and (d), in the event that a Participant makes application for a hardship distribution under Section 7.3 and the Administrator determines that an Unforeseeable Emergency exists, their deferral election otherwise in effect under this Article IV and any other nonqualified deferred compensation plan of the account balance type shall immediately terminate upon such determination. To resume deferrals thereafter, a Participant must make an election satisfying the provisions of paragraph (c).

(f)
Notwithstanding paragraphs (a), (b) (c) and (d), if an Eligible Employee receives a withdrawal of their elective contributions under the Qualified 401(k) Plan or any other 401(k) plan (i.e., a qualified cash or deferred arrangement) of the Employer (or any affiliate treated under the Code as a single employer with the Employer for purposes of the 401(k) plan) due to financial hardship pursuant to IRS Regulation Section 1.40(k)-1(d)(3) or its successor, their deferral election under this Section 4.1 shall be revoked automatically (effective on the date such hardship withdrawal is paid). In addition, such Eligible Employee shall not be eligible to have another deferral election in effect until the first day of the Plan Year which begins after a six month suspension period that begins on the first day of the calendar month following the date the hardship withdrawal is paid. Such Eligible Employee may then resume deferrals by making an election, pursuant to the rules of paragraph (c) above, effective for any Plan Year which begins after the end of such suspension period.

4.3	Matching Contribution
An Eligible Employee shall be credited with a Matching Contribution for a Plan Year in an amount equal to the lesser of: (a) 4% of the Eligible Employee’s Excess Compensation or (b) the Elective Deferral made on the Eligible Employee’s behalf for the Plan Year, provided that in order to receive the Matching Contribution such Eligible Employee must remain employed with the Employer on the last day of such Plan Year.

4.4	Employer Contribution
An Eligible Employee shall be credited with an Employer Contribution for a Plan Year in an amount equal to 4% of the Eligible Employee’s Excess Compensation for the Plan Year; provided the Eligible Employee remains employed with the Employer on the last day of such Plan Year.

4.5	Additional Matching Contribution
There shall be credited to the Participant’s Matching Contribution Account for a Plan Year an amount in addition to amounts credited under Section 4.3 for the same year. The amount credited under this Section 4.5 shall be equal to .04(X-(Y-Z)) where X is the limit in Code Section 401(a)(17) for such Plan Year, Y is the Participant’s Compensation for the Plan Year as defined in Section 2.9 and Z is the amount of elective deferrals for the Plan Year under all nonqualified deferred compensation plans and agreements (including this Plan) of the Employer covering the Participant. No amount shall be credited under this Section if X does not exceed the remainder of Y minus Z. For example, if a Participant's Compensation as defined in Section 2.9 is $300,000, they defer $50,000 (that is, under all nonqualified deferred compensation plans of the Employer), and the 401(a)(17) limit is $275,000, they receive .04($275,000-($300,000-$50,000)) = .04($25,000) = $1,000 under this Section 4.5. If they only deferred $10,000, they receive $0 under this provision because .04($275,000-($300,000-$10,000)) = .04($275,000-$290.000) so X is not greater than Y minus Z.

4.6	Additional Employer Contribution
As of the last day of a Plan Year, there shall be credited to the Participant’s Employer Contribution Account an amount in addition to amounts credited under Section 4.4 for the same year. The amount credited under this Section 4.6 shall be equal to .04(X-(Y-Z)) where X is the limit in Code Section 401(a)(17) for such Plan Year, Y is the Participant’s Compensation for the Plan Year as defined in Section 2.9 and Z is the amount of elective deferrals for the Plan Year under all nonqualified deferred compensation plans and agreements (other than this Plan) of the Employer covering the Participant. No amount shall be credited under this Section if X does not exceed the remainder of Y minus Z.

ARTICLE V
ACCOUNTS AND CREDITS

5.1	Credits to Accounts

(a)	An amount equal to the amount by which a Participant’s Compensation has been reduced pursuant to their deferral election under Section 4.1 shall be credited to their Elective Deferral Account.

(b)	Matching Contributions and Additional Matching Contributions on a Participant’s behalf shall be credited to their Matching Contribution Account.

(c)	Employer Contributions and Additional Employer Contributions on a Participant’s behalf shall be credited to their Employer Contribution Account.

(d)	Said credits shall be made at times established by the Committee but no later than 60 days after the last day of the Plan Year to which they relate.

(e)	Each Account shall also be credited or charged with deemed earnings and losses as if it were invested in accordance with Section 5.3.

5.2	No Funding

(a)
The right of any individual to receive payment under the provisions of this Plan shall be an unsecured claim against the general assets of the Employer, and no provisions contained in this Plan, nor any action taken pursuant to this Plan, shall be construed to give any individual at any time a security interest in any asset of the Employer, of any affiliated company, or of the stockholders of the Employer. The liabilities of the Employer to any individual pursuant to this Plan shall be those of a debtor pursuant to such contractual obligations as are created by this Plan and, to the extent any person acquires a right to receive payment from the Employer under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

(b)
The Employer may establish a grantor trust (but shall not be required to do so) to which shall be contributed (subject to the claims of the general creditors of the Employer) the amounts credited to the Accounts. If a grantor trust is so established, except as specifically provided otherwise by the terms of the trust agreement for the trust, payment by the trust of the amounts due to a Participant or their Beneficiary under the Plan shall be considered a payment by the Employer for purposes of the Plan.

5.3	Deemed Investment of Accounts

(a)	The Committee shall select one or more investment funds for the deemed investment of Accounts. However, in no event shall the Employer be required to make any such investment in the investment funds, and to the extent such investments are made, such investments shall remain an asset of the Employer subject to the claims of its general creditors.

(b)
On the date credited to the respective Account, a Participant’s Elective Deferrals, Matching Contributions, Additional Matching Contributions, Employer Contributions and Additional Employer Contributions shall be deemed to be invested in one or more of the investment funds designated by the Participant for such deemed investment. Once made, the Participant’s investment designation shall continue in effect for future Elective Deferrals, Matching Contributions, Additional Matching Contributions, Employer Contributions and Additional Employer Contributions until changed by the Participant. A Participant may change the deemed allocation of their existing Participant Account at times established by the Administrator.

(c)	A Participant may elect to reallocate the balance of their Accounts deemed to be invested in the investment funds under this Section at the times established by the Committee.

(d)
All elections and designations under this Section shall be made in accordance with procedures prescribed by the Committee. The Committee may prescribe uniform percentages for such elections and designations.

(e)	Any distribution of a Participant’s Account which is not a distribution of the entire account shall be taken pro rata from each of the investment funds in which the account is deemed to be invested.

5.4	Reports to Participants
The Employer shall provide annual reports to each Participant showing (a) the value of the Account as of the most recent December 31st (b) the amount of contributions made by the Employer for the year ending on such date and (c) the amount of any investment earnings or loss credited or debited to the Participant’s Account.

ARTICLE VI
VESTING
A Participant shall be fully vested and nonforfeitable at all times in all of their Accounts herein.

ARTICLE VII
MANNER AND TIMING OF DISTRIBUTION

7.1	Payment of Benefits

(a)
After a Participant’s Separation from Service the Participant’s Account shall be paid to the Participant (or in the event of the Participant’s death, to the Participant’s Beneficiary). Payment shall be made in one of the following forms as specified in the Participant’s payment election pursuant to Section 7.2:

(i)	Single Sum. A single sum distribution of the value of the balance of the Account on the first day of the second month following the Participant’s Separation from Service; or

(ii)
Installments. This subparagraph (ii) shall only be applicable after April 30, 2006. The value of the balance of the Account shall be paid in annual installments with the first of such installment to be paid on the first day of the second month following the Participant’s Separation from Service and with subsequent annual installments to be paid on an anniversary of the payment of the first installment. Annual installments shall be paid in one of the alternative methods specified below over the number of years selected by the Participant in the payment election made pursuant to Section 7.2, but not to exceed 10. The earnings (or losses) provided for in Section 5.1(e) shall continue to accrue on the balance remaining in the Account during the period of installment payments. The annual installment shall be calculated by multiplying the most recent value of the Account by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects a 10 year annual installment method, the first payment shall be one-tenth (1/10) of the Account balance. The following year, the payment shall be one-ninth (1/9) of the Account balance; or

(iii)
Other Methods and Prior Elections. Any other method authorized by the Plan Administrator as reflected on the Participant's payment election and elected by the Participant. Payment methods previously allowable under the Plan, such as the percentage or fixed dollar method of payment, and previously elected by a Participant will remain in effect unless the Participant elects an alternative payment schedule pursuant to Section 7.2(c).

(b)
In the case of a Participant who is a Specified Employee, payment pursuant to paragraph (a) above shall commence no earlier than the first day of the seventh month following the Participant’s Separation from Service. This delay in distribution rule does not apply if the payment is being made as a result of the Participant’s death.

7.2	Payment Election

(a)
For each Plan Year, an individual who is or becomes a Participant at the beginning of such Plan Year shall, prior to their date of participation for such Plan Year, complete a payment election form specifying the form of payment applicable to the portion of such Participant’s Account under the Plan attributable to participation for such Plan Year. In the event that a Participant does not make a timely payment election, a lump sum payment election will apply for the Plan Year in which the contributions are made.

(b)
An individual who first becomes a Participant other than on the first day of a Plan Year shall, no later than 30 days after the effective date of participation, complete a payment election form specifying the form of payment applicable to the portion of such Participant’s Account attributable to participation for such Plan Year. A “payment election form” shall mean the form established from time to time by the Administrator which a Participant completes, signs and returns to the Administrator to make an election under the Plan. To the extent authorized by the Administrator, such form may be provided electronically and, in such case, need not be signed by the Participant. In the event that a Participant does not make a timely payment election, a lump sum payment election will apply for the Plan Year in which the contributions are made.

(c)
A Participant may change the form of payment (for example, from installments to lump sum) or time of commencement of distribution (for example, from termination to ten years after termination) with respect to contributions related to any specific Plan Year by completing and filing a new payment election form with the Corporation. Such election will apply to the amount contributed for such Plan Year and the earnings on such amount.

(i)
The payment election form on file with the Corporation with respect to a particular portion of their Account as of the date of the Participant’s Separation from Service shall be controlling with respect to such portion of their Account. Notwithstanding the foregoing, an election to change the form of payment with respect to a particular portion of a Participant's Account shall not be effective if they have a Separation from Service within twelve (12) months after the date on which they file the election change with the Corporation.

(A)
For example, if a Participant elected to change from receiving a portion of their Account in installments (commencing on the October 1 following termination of employment) to receiving that portion in a lump sum (on the October 1 following five (5) years after termination), but then terminated ten months after making that new election, that new election would not be effective. The Participant would receive that portion of their Account in the installment method previously in effect.

(ii)
Any change in payment method with respect to a particular portion of a Participant's Account must result in delaying the commencement of payments with respect to such portion of their Account to a date which is at least five (5) years following the previously scheduled commencement date.

(A)
For example, if a Participant was to receive a particular portion of their Account in installments commencing on the October 1 following termination, they could not receive a lump sum of that portion of their Account until at least five (5) years after the installments were to commence (that is, the October 1 following five (5) years after termination).

(iii)
For purposes of compliance with Code Section 409A, a series of installment payments is designated as a single payment on the date the first installment payment is due to be made rather than a right to a series of separate payments; therefore, a Participant who has elected (or is deemed to have elected) any option under Section 7.1(a)(i), (ii) or (iii) with respect to a particular portion of their Account may substitute any of the other options for the option originally selected with respect to such portion of their Account as long as the foregoing one-year and five year rules are satisfied.

(iv)
For purposes of the right to change the form of payment or time of commencement of distribution under Section 7.2(c) above, all amounts credited to a Participant's Account (and earnings and losses on such amounts) with respect to Plan Years commencing prior to January 1, 2019 shall be treated as made in a single Plan Year, such that a change in the Plan Year commencing prior to January 1, 2019 will apply to all Plan Years of such Participant commencing prior to January 1, 2019.

(d)
The five year delay rule does not apply with respect to a particular portion of their Account if the revised payment method applies only upon the Participant’s death. In the event that the Participant’s new payment election would not be effective under the foregoing rules, the payment election previously in effect shall be controlling.

7.3	Financial Hardship
A partial or total distribution of the Participant’s Account shall be made prior to Separation from Service upon the Participant’s request and a demonstration by the Participant of severe financial hardship as a result of an Unforeseeable Emergency. Such distribution shall be made in a single sum as soon as administratively practicable following the Committee’s determination that the foregoing requirements have been met. In any case, a distribution due to Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under Article IV and any other nonqualified deferred compensation plan of the account balance type sponsored by the Employer. Distributions because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution). Determinations of amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available because of cancellation of a deferral election under Article IV and any other nonqualified deferred compensation plan of the account balance type sponsored by the Employer upon a payment due to an Unforeseeable Emergency. The payment may be made from any arrangement in which the Participant participates that provides for payment upon an Unforeseeable Emergency, provided that the arrangement under which the payment was made must be designated at the time of payment.

7.4	Delayed Distribution

(a)
A payment otherwise required to be made pursuant to the provisions of this Article VII shall be delayed if the Employer reasonably anticipates that the Employer’s deduction with respect to such payment would be limited or eliminated by application of Code Section 162(m); provided, however that such payment shall be made on the earliest date on which the Employer anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m). In any event, such payment shall be made no later than the last day of the calendar year in which the Participant has a Separation from Service or, in the case of a Specified Employee, the last day of the calendar year in which occurs the six (6) month anniversary of such Separation from Service.

(b)
A payment otherwise required under this Article VII shall be delayed if the Employer reasonably determines that the making of the payment will jeopardize the ability of the Employer to continue as a going concern; provided, however, that payments shall be made on the earliest date on which the Employer reasonably determines that the making of the payment will not jeopardize the ability of the Employer to continue as a going concern.

(c)
A payment otherwise required under this Article VII shall be delayed if the Employer reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided, however, that payments shall nevertheless be made on the earliest date on which the Employer reasonably anticipates that the making of the payment will not cause such violation. (The making of a payment that would cause inclusion in gross income or the applicability of any penalty provision or other provision of the Code is not treated as a violation of applicable law.)

(d)
A payment otherwise required under this Article VII shall be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

7.5	Inclusion in Income Under Section 409A
Notwithstanding any other provision of this Article VII, in the event this Plan fails to satisfy the requirements of Code Section 409A and regulations thereunder with respect to any Participant, there shall be distributed to such Participant as promptly as possible after the Administrator becomes aware of such fact of noncompliance such portion of the Participant’s Account balance hereunder as is included in income as a result of the failure to comply, but no more.

7.6	Domestic Relations Order
Notwithstanding any other provision of this Article VII, payments shall be made from the Account of a Participant in this Plan to such individual or individuals (other than the Participant) and at such times as are necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B)).

7.7	De Minimis Amounts
Notwithstanding any other provision of this Article VII hereof, a Participant’s Account balance under this Plan and all other nonqualified deferred compensation plans of the account balance type shall automatically be distributed to the Participant on or before the later of December 31 of the calendar year in which occurs the Participant’s Separation from Service or the 15th day of the third month following the Participant’s Separation from Service if the total amount in such Account balance at the time of distribution, when aggregated with all other amounts payable to the Participant under all arrangements benefiting the Participant described in IRS Regulations Section 1.409A-1(c) (or any successor thereto), do not exceed the amount described in Code Section 402(g)(1)(B). The foregoing lump sum payment shall be made automatically and any other distribution elections otherwise applicable with respect to the individual in the absence of this provision shall not apply.

7.8	Overpayments

(a)	Any overpayments must be returned to the Plan by the recipient.

(b)
The Plan and its agents are authorized to (A) recoup overpayments plus any earnings or interest, and (B) if necessary and permissible consistent with Section 409A, offset any overpayments that are not returned against other Plan benefits to which the recipient is or becomes entitled.

ARTICLE VIII
PLAN OPERATION AND ADMINISTRATION

8.1	Administrator
The Committee shall be the plan administrator and shall be responsible for and perform the duties imposed on a plan administrator.

8.2	Committee
The Committee shall have the power and duty to administer the Plan in accordance with its terms, including, but not limited to, the following:

(a)	to make and enforce such rules and regulations as it may deem necessary or desirable for the efficient administration of the Plan;

(b)	to interpret the Plan, including the right to remedy possible ambiguities, inconsistencies or omissions;

(c)	to decide all questions related to participation in, and payment of amounts under, the Plan, including all factual questions related thereto; and

(d)	to maintain all necessary records for the administration of the Plan.

8.3	Authority to Act
Brady Corporation or the Committee may authorize one or more of Brady Corporation’s employees, members, representatives or agents, as applicable, to execute on its behalf instructions or directions to any interested party, and any such interested party may rely thereupon and the information contained therein.

8.4	Information from Participants
Each Participant and Beneficiary shall furnish the Committee in the form prescribed by it and at its request, such personal data, affidavits, authorizations to obtain information, or other information as the Committee deems necessary or desirable for the administration of the Plan.

8.5	Committee Discretion
The Committee has full and complete discretionary authority to determine eligibility for benefits, to construe the terms of the Plan and to decide any matter presented through the claims review procedure. Any final determination by the Committee (including claims decisions made pursuant to Article IX) shall be binding on all parties and afforded the maximum deference allowed by law. If challenged in court, such determination shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious upon the evidence considered by the Committee at the time of such determination.

8.6	Committee Members’ Conflict of Interest
A member of the Committee who is covered hereunder may not vote or decide upon any matter relating solely to himself or vote in any case in which their individual right to any benefit under the Plan is particularly involved. Decisions shall be made by remaining Committee or Board members even if there is no quorum under normal Committee or Board rules.

8.7	Governing Law
This Plan shall be construed in accordance with the laws of the State of Wisconsin to the extent not preempted by the provisions of the Employee Retirement Income Security Act of 1974, as amended, or other federal law.

8.8	Expenses
All expenses and costs incurred in connection with the administration and operation of the Plan shall be borne by the Employer and/or the Trust.

8.9	Minor or Incompetent Payees
If a person to whom a benefit is payable is a minor or is otherwise incompetent by reason of a physical or mental disability, the Committee may cause the payments due to such person to be made to another person for the first person’s benefit without any responsibility to see to the application of such payment. Such payments shall operate as a complete discharge of the obligations to such person under the Plan.

8.10	Withholding
The Employer shall comply with all applicable tax and governmental withholding requirements.

8.11	Indemnification
Except as otherwise provided by law, neither the Board nor the Committee nor any individual member of the Board or the Committee, nor the Employer, nor any officer, shareholder or employee of the Employer shall be liable for any error of judgment, action or failure to act hereunder or for any good faith exercise of discretion, excepting only liability for gross negligence or willful misconduct. Such individuals and entities shall be indemnified and held harmless by the Employer against any and all claims, damages, liabilities, costs and expenses (including attorneys’ fees) arising by reason of any good faith error of omission or commission with respect to any responsibility, duty or action hereunder. Nothing herein contained shall preclude the Employer from purchasing insurance to cover potential liability of one or more persons who serve in an administrative capacity with respect to the Plan.

ARTICLE IX
CLAIMS PROCEDURE

9.1	Claims
If the Participant or the Participant’s Beneficiary (hereinafter referred to as a “Claimant”) is denied all or a portion of an expected benefit under the Plan for any reason, they may file a claim with the Committee or its designee. The Committee or its designee shall notify the Claimant within 60 days of allowance or denial of the claim, unless the Claimant receives written notice prior to the end of the sixty (60) day period stating that special circumstances require an extension of the time for decision and specifying the expected date of decision. The notice of such decision shall be in writing, sent by mail to the Claimant’s last known address, and if a denial of the claim, must contain the following information:

(a)	the specific reasons for the denial;

(b)	specific reference to pertinent provisions of the Plan on which the denial is based;

(c)
if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure; and

(d)	a description of the Plan’s claims review procedure, including a statement of the Claimant’s right to bring a civil action under Section 502 of ERISA if the Claimant’s claim is denied upon review.

9.2	Review
A Claimant is entitled to request a review of any denial of their claim. The request for review must be submitted in writing to the Committee within 60 days after receipt of the notice of the denial. The timely filing of such a request is necessary to preserve any legal recourse which may be available to the Claimant and, absent the submission of request for review within the 60-day period, the claim will be deemed to be conclusively denied. Upon submission of a written request for review, the Claimant or their representative shall be entitled to review all pertinent documents, and to submit issues and comments in writing for consideration by the Committee. The Committee shall fully and fairly review the matter and shall consider all information submitted in the review request, without regard to whether or not such information was submitted or considered in the initial claim determination. The Committee shall promptly respond to the Claimant, in writing, of its decision within 60 days after receipt of the review request. However, due to special circumstances, if no response has been provided within the first 60 days, and notice of the need for additional time has been furnished within such period, the review and response may be made within the following 60 days. The Committee’s decision shall include specific reasons for the decision, including references to the particular Plan provisions upon which the decision is based, notification that the Claimant can receive or review copies of all documents, records and information relevant to the claim, and information as to the Claimant’s right to file suit under Section 502(a) of ERISA.

9.3	Additional claims requirements
Except as required by law or except to the extent the following would violate Section 409A:

(a)	A Claimant must exhaust all administrative remedies under the Plan before seeking judicial review;

(b)
A Claimant must bring a legal action (including, but not limited to, a civil action under Section 502(a) of ERISA with respect to any ERISA Plan) within a reasonable period following a final decision of an adverse benefit determination (or, in the absence of such a final decision, within a reasonable period following the date the final decision should have been issued under the Plan); and

(c)	Claimant may not present in any legal action evidence not timely presented to the Plan Administrator as part of the Plan’s administrative review process.

ARTICLE X
AMENDMENT AND TERMINATION
Brady Corporation (through its Board of Directors or authorized officers or employees and/or the Committee) reserves the right to alter or amend the Plan, or any part thereof, in such manner as it may determine, at any time and for any reason. Further, the Board of Directors of Brady Corporation reserves the right to terminate the Plan, at any time and for any reason. Notwithstanding the foregoing, in no event shall any amendment or termination deprive any Participant or Beneficiary of any amounts credited to them under this Plan as of the date of such amendment or termination; provided, however, that Brady Corporation may prospectively change the manner in which earnings are credited or discontinue the crediting of earnings and, further, Brady Corporation may make any amendment it deems necessary or desirable for purposes of compliance with the requirements of Code Section 409A and regulations thereunder.
If the Plan is amended to freeze benefit accruals, no additional deferrals or contributions shall be credited to any Participant Account hereunder. Following such a freeze of benefit accruals, Participants’ Accounts shall be paid at such time and in such form as provided under Article VII of the Plan. If the Employer terminates the Plan and if the termination is of the type described in regulations issued by the Internal Revenue Service pursuant to Code Section 409A, then the Employer shall distribute the then existing Account balances of Participants and beneficiaries in a lump sum within the time period specified in such regulations and, following such distribution, there shall be no further obligation to any Participant or beneficiary under this Plan. However, if the termination is not of the type described in such regulations, then following Plan termination Participants’ Accounts shall be paid at such time and in such form as provided under Article VII of the plan.

ARTICLE XI
MISCELLANEOUS PROVISIONS

11.1	Headings
The headings of the Plan have been inserted for convenience of reference and shall be ignored in the construction of the provisions herein.

11.2	No Contract of Employment
The existence of the Plan shall not create or change any contract, express or implied, between the Employer and its employees and shall not affect the Employer’s right to take any action with respect to its employees.

11.3	Rights of Participants and Beneficiaries
The interest and rights of a Participant and Beneficiary under the Plan shall be those of a general unsecured creditor of the Employer, and with respect to the creditors of the Employer, no Participant or Beneficiary shall have any preferred claims on, or any beneficial ownership in, the assets of the Employer, including any assets in which the Employer may invest to aid in meeting its obligations under the Plan.

11.4	Nonalienation of Benefits
All benefits payable hereunder are for the sole use and benefit of the Participants and their Beneficiaries and, to the extent permitted by law, shall be free, clear and discharged of and from, and are not to be in any way liable for, debts, contracts or agreements, now contracted or which may hereafter be contracted and from all claims and liabilities now or hereafter incurred by any Participant or Beneficiary covered by this Plan. No Participant or Beneficiary covered by this Plan shall have the right to anticipate, surrender, encumber, alienate or assign, whether voluntarily or involuntarily, any of the benefits to become due hereunder unto any person or person upon any terms whatsoever, and any attempt to do so shall be void.

11.5	Tax Treatment
There is no commitment or guarantee with respect to the tax treatment to be accorded to a Participant or Beneficiary under the Plan.

11.6	Other Plans and Agreements

(a)
Participation in the Plan shall not affect a Participant’s rights to participate in and receive benefits under any other plans of the Employer, nor shall it affect their rights under any other agreement entered into with the Employer, unless explicitly provided otherwise by such agreement.

(b)
Any amount credited under or paid pursuant to the Plan shall not be treated as wages, salary or any other type of compensation or otherwise taken into account in the determination of the Participant’s benefits under any other plans of the Employer, unless explicitly provided otherwise by such plan.

11.7	Number and Gender
The use of the singular shall be interpreted to include the plural and the plural the singular, as the context shall require. The use of the masculine, feminine or neuter shall be interpreted to include the masculine, feminine or neuter, as the context shall require.

11.8	Plan Provisions Controlling
In the event of any conflict between the provisions of the Plan and the provisions of a summary or description of the Plan or the terms of any agreement or instrument related to the Plan, the provisions of the Plan shall be controlling.

11.9	Severability
If any provisions of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, but this Plan shall be construed and enforced as if the illegal and invalid provisions had never been included herein.

11.10	Evidence Conclusive
The Employer, the Committee and any person or persons involved in the administration of the Plan shall be entitled to rely upon any certification, statement, or representation made or evidence furnished by any person with respect to any facts required to be determined under any of the provisions of the Plan, and shall not be liable on account of the payment of any monies or the doing of any act or failure to act in reliance thereon. Any such certification, statement, representation, or evidence, upon being duly made or furnished, shall be conclusively binding upon the person furnishing it but not upon the Employer, the Committee or any other person involved in the administration of the Plan. Nothing herein contained shall be construed to prevent any of such parties from contesting any such certification, statement, representation, or evidence or to relieve any person from the duty of submitting satisfactory proof of any fact.

11.11	Status of Plan Under ERISA
The Plan is intended to be an unfunded plan maintained by an Employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described in Section 201(2), Section 301(a)(3), Section 401(a)(1) and Section 4021(b)(6) of the Employee Retirement Income Security Act of 1974, as amended.

11.12	Name and Address Changes
Each Participant shall keep their name and address on file with the Employer and shall promptly notify the Employer of any changes in their name or address. All notices required or contemplated by this Plan shall be deemed to have been given to a Participant if mailed with adequate postage prepaid thereon addressed to them at their last address on file with the Employer. If any check in payment of a benefit hereunder (which was mailed to the last address of the payee as shown on the Employer’s records) is returned unclaimed, further payments shall be discontinued unless evidence is furnished that the recipient is still alive.

11.13	Assignability by Corporation
The Employer shall have the right to assign all of its right, title and obligation in and under this Plan upon a merger or consolidation in which the Employer is not the surviving entity or to the purchaser of substantially its entire business or assets or the business or assets pertaining to a major product line, provided such assignee or purchaser assumes and agrees to perform after the effective date of such assignment all of the terms, conditions and provisions imposed by this Plan upon the Employer. Upon such assignment, all of the rights, as well as all obligations, of the Employer under this Plan shall thereupon cease and terminate.

11.14	Special Rule for 2005-2007
Notwithstanding the usual rules regarding distribution elections contained in Article VII, a Participant, on or before December 31, 2007, may make an election as to distribution of their Account from among the choices described in Section 7.1 hereof without complying with the rules described in Section 7.2 hereof as long as the effect of the election is not to accelerate payments into 2006 or to defer payments which would otherwise have been made in 2006 or to accelerate payments into 2007 or to defer payments which would otherwise have been made in 2007. Such election shall become effective after the last day upon which it is permitted to be made. In order to change any such election after it has become effective, the requirements of Section 7.2 hereof must be satisfied.
IN WITNESS WHEREOF, the Employer has caused its duly authorized officer to execute this Plan document on its behalf this 17th day of July, 2018.
BRADY CORPORATION
By: /s/ J. MICHAEL NAUMAN
Attest: /s/ AARON J. PEARCE